Exhibit 99.1

Pyxis Oncology Announces $50 Million Private Placement

February 27, 2024

BOSTON, Mass., Feb. 27, 2024 (GLOBE NEWSWIRE) -- Pyxis Oncology, Inc. (Nasdaq: “PYXS”), a clinical stage company focused on developing next generation therapeutics to target difficult-to-treat cancers, today announced that it has agreed to sell 8,849,371 shares of its common stock at a price of $4.78 per share and pre-funded warrants to purchase 1,611,215 shares of its common stock at a price per pre-funded warrant of $4.779 to a select group of institutional and accredited healthcare specialist investors in a private placement. The pre-funded warrant exercise price is $0.001 per share. The private placement is expected to close on or about February 29, 2024, subject to customary closing conditions. Pyxis Oncology anticipates the gross proceeds from the private placement to be approximately $50 million before deducting estimated fees and expenses.

The financing included participation from new and existing institutional investors, including Deep Track Capital, Ridgeback Capital Investments L.P., Blue Owl Healthcare Opportunities, Laurion Capital Management, and StemPoint Capital L.P.

Pyxis Oncology intends to use the net proceeds from this proposed financing to fund the continued development of PYX-201, the Company’s lead antibody-drug conjugate therapeutic candidate, being evaluated in an ongoing phase 1 study for solid tumors and for working capital and general corporate purposes.

Leerink Partners acted as lead placement agent and LifeSci Capital acted as co-placement agent for the private placement.

The securities to be sold in the private placement and described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Pyxis Oncology has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after from the signing of the registration rights agreement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The company is efficiently building next generation therapeutics that hold the potential for mono and combination therapies. PYX-201 and PYX-106 are being evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Pyxis Oncology’s antibody-drug conjugates (ADCs) and immuno-oncology (IO) programs employ novel and emerging strategies to target a broad range of solid tumors resistant to current standards of care.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Pyxis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2022, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, Pyxis Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com